Exhibit 99.3

AMERICAN STRATEGIC INVESTMENT CO.

NOTICE TO FOREIGN STOCKHOLDERS WHO ARE RECORD HOLDERS

Up to 386,100 Shares of Common Stock Issuable Upon Exercise of Non-Transferable Rights

January 23, 2023

Dear Stockholder:

Enclosed for your consideration is a prospectus supplement, dated January 23, 2023 (the “Prospectus Supplement”), and the base prospectus, dated September 14, 2020 (together with the Prospectus Supplement, the “Prospectus”), relating to the offering by American Strategic Investment Co. (the “Company”) of non-transferable subscription rights (the “Rights”) to subscribe for up to an aggregate of 386,100 shares of the Company’s Class A common stock, par value $0.01 per share (the “Common Stock”). The Rights will be issued to stockholders of record (the “Record Date Stockholders”) as of 5:00 p.m., New York City time, on January 12, 2023 (the “Record Date”). The Rights are offered on the terms and subject to the conditions described in the Prospectus.

The Rights may be exercised within the stated time during the subscription period, which commences on January 23, 2023 and ends at 5:00 p.m., New York City time, on February 22, 2023, unless extended by the Company in its sole discretion (the “Expiration Time”). Holders with an address outside the United States or who have an Army Post Office or a Fleet Post Office address may exercise Rights by notifying Computershare Inc. (the “Subscription Agent”) prior to 11:00 a.m., Eastern Time, at least five (5) business days prior to the Expiration Time and establishing to the satisfaction of the Company that the holder is permitted to exercise Subscription Rights under applicable law. Failure to follow these procedures by the applicable time will result in the Subscription Rights expiring. The Rights are non-transferable and will not be listed for trading on the New York Stock Exchange or any other stock exchange or trading market. The Common Stock is listed on the New York Stock Exchange under the symbol “NYC.”

As described in the Prospectus, each Record Date Stockholder is entitled to receive one Right for each outstanding share of Common Stock owned on the Record Date. The Rights entitle the holder thereof to purchase 0.20130805 new shares of Common Stock for every one Right held (the “Subscription Rights”) at the subscription price (the “Subscription Price”), to be calculated as described in the Prospectus as of the Expiration Time. Record Date Stockholders who fully exercise their Rights pursuant to the Subscription Rights will be entitled to subscribe, on the terms and subject to the conditions set forth in the Prospectus, including pro-ration, for additional shares that remain unsubscribed as a result of any unexercised Rights. The Company refers to the over-subscription option as the “Over-Subscription Option.”

The Rights will be evidenced by non-transferable Rights Certificates (the “Subscription Rights Certificates”). Subscription Rights Certificates will not be mailed to foreign stockholders. The Subscription Agent will hold the Rights to which those Subscription Rights Certificates relate for foreign stockholders’ accounts until instructions are received to exercise the Rights and such stockholders establish to the satisfaction of the Company that they are permitted to exercise their Rights under applicable law. In addition, such stockholders must take all other steps that are necessary to exercise their Rights on or prior to the date required for participation in the Rights offering. If no instructions have been received by the Expiration Time, the Subscription Rights of foreign stockholders will expire. No fractional shares of Common Stock will be issued pursuant to the Rights.

Rights holders who exercise their Rights will have no right to rescind their subscription after receipt of their completed Subscription Rights Certificates together with payment for shares by the Subscription Agent.

Enclosed are copies of the following documents:

1. Prospectus;

2. Subscription Rights Certificate; and

3. Instructions as to Use of American Strategic Investment Co. Rights Certificate.

Your prompt attention is requested. To exercise the Rights, you should notify the Subscription Agent that you wish to exercise your Rights and coordinate payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Subscription Rights and the Over-Subscription Option as indicated in the Prospectus. The Subscription Agent must receive instructions from you at least five (5) business days prior to the Expiration Time.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO GEORGESON LLC, THE INFORMATION AGENT, AT (866) 391-7007.